Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources On Pace For Record Production Year

Volumes at Alliance Project More Than Double;
Hedge Volumes Increased

FORT WORTH, TEXAS (November 2, 2009) – Quicksilver Resources Inc. (NYSE: KWK) today announced that its current average daily production is approximately 340 million cubic feet of natural gas equivalent (MMcfe), up approximately 10% from its average third-quarter 2009 rate of approximately 311 MMcfe per day.  The company remains on pace to produce an average of more than 325 MMcfe per day in 2009, another company record and up more than 24% from the prior-year rate.  The growth in volumes is being fueled by continued development of the Barnett Shale formation in the Fort Worth Basin, primarily from company-operated projects at Alliance and Lake Arlington.  These two projects, which produce dry gas from Tarrant and Denton counties, complement the company’s ongoing activities in the liquids-rich southern portion of the basin, where improved efficiencies have increased the extraction of natural gas liquids (NGLs) approximately 9%, to approximately 125 barrels per million cubic feet (MMcf) of gas processed.

Quicksilver’s net production from its Alliance project is now approximately 71 MMcf per day, more than double the comparable rate from these properties when they were acquired just 15 months earlier.  In the past 45 days, Quicksilver has brought on-line 24 new wells and resumed production from 24 existing wells resulting in a total of 129 wells currently on production in the Alliance area.

Current net production from the company’s Lake Arlington project is approximately 34 MMcf per day.  Five new wells that came on-line in mid-June of this year have already produced more than 4 billion cubic feet (Bcf) of natural gas during their first four months of production.  Two additional wells were brought on-line during the past month resulting in 39 wells on production in the Lake Arlington area.  The company has deferred completion activities on 36 additional wells that have been drilled and cased in the area.  In total, the project has produced approximately 32 Bcf since the first wells came on-line in October 2007.

In the southern portion of the company’s Fort Worth Basin acreage, Quicksilver’s current production is approximately 160 MMcfe per day.  The company also has 48 wells in this area that have been drilled and cased but has deferred completion activities.  Much of this portion of the Fort Worth Basin contains natural gas with a much higher Btu content that results in a natural gas production stream that is rich in NGLs.  Based on current NYMEX pricing of approximately $5.25 per million British thermal units (MMBtu) of natural gas and a basket of NGLs that yield approximately $33.50 per barrel, the value of Quicksilver’s production in this portion of the basin is equivalent to approximately $8.25 per thousand cubic feet (Mcf) at the wellhead.

"Our Barnett operations continue to perform very well, keeping us on track to achieve record volumes this year even after factoring in the sale of an interest in our Alliance project in June," said Glenn Darden, Quicksilver president and chief executive officer.  "Improved pricing for natural gas liquids coupled with lower service costs for pressure pumping have significantly enhanced our opportunities to begin accelerating completion activities in the southern portion of the basin.  We now expect to grow total company average daily production at least 20% in 2010 over the projected 2009 level."

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Quicksilver continues to operate five rigs in the Fort Worth Basin.  Three rigs are working in the northern portion of the basin at the Alliance and Lake Arlington projects and two rigs are working in the southern portion of the basin.  The company anticipates that it will continue to utilize just five rigs in the basin during 2010.

Exploratory Activities

In Canada, Quicksilver is finishing pad preparation and expects to begin completion activities next week on its second exploratory well in the Horn River Basin of northeast British Columbia.  This well, the C-60-D well, with a 4,300-foot horizontal section, will test the Klua/Evie formation and is expected to include 12 stages of fracture stimulation.  In September, the company announced initial results from its first exploratory well in the basin, testing the Muskwa formation, which averaged approximately 10 million cubic feet per day during the first month of production.  The well has already produced greater than 500 MMcf of natural gas and continues to produce at an average rate of more than 7 MMcf per day from the 3,500-foot horizontal section.  Quicksilver has exploratory licenses covering approximately 127,000 net acres in the Horn River Basin.

Quicksilver is also in the process of completing its first of two exploratory vertical wells drilled in the Green River Basin of northern Colorado.  Both wells have encountered a total of approximately 4,000 feet of potential gas-bearing pay in the Mancos and Niobrara formations.  The company currently holds leases covering approximately 105,000 net acres in this basin.

Hedged Volumes Increased

Quicksilver has added new derivative contracts covering a portion of its expected natural gas production for calendar 2010 through 2012 and natural gas liquids production for 2010.

The company currently has derivatives associated with natural gas production in the form of collars covering 200,000 MMBtu per day in 2010 with a weighted-average floor price of approximately $7.40 per MMBtu and a ceiling price of $9.88 per MMBtu, 120,000 MMBtu per day in 2011 with a weighted-average floor price of approximately $6.25 per MMBtu and a ceiling price of $7.22 per MMBtu, and 60,000 MMBtu per day in 2012 with a weighted-average floor price of approximately $6.50 per MMBtu and a ceiling price of $7.45 per MMBtu.  For 2010, the company has executed AECO basis swaps at $.45 per MMBtu for the 40,000 MMBtu per day of NYMEX hedges allocated to Canada.  Derivatives associated with natural gas liquids production cover 10,000 barrels per day at a weighted-average swap price of $33.47 per barrel.

For the fourth quarter of 2009, the company has derivatives associated with natural gas production of 190,000 MMBtu per day, equal to approximately 75% of its estimated natural gas production for the quarter, at a weighted-average floor price of $8.75 MMBtu.

Third-Quarter 2009 Earnings Release

As announced previously, Quicksilver Resources expects to announce its financial results for the third quarter of 2009 on Monday November 9, 2009, before the market opens.  The company will host a conference call for investors and analysts at 11:00 a.m. eastern time that day to discuss the operating and financial results.  Quicksilver invites interested parties to listen to the call via the company’s

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website at www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 80367983, approximately 10 minutes prior to the call.  A digital replay of the conference call will be available at 3:00 p.m. eastern time the same day and will remain available for 30 days.  The replay can be accessed at 1-800-642-1687 and reference should be made to the conference ID number 80367983.  The replay will also be archived for 30 days on the company’s website.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 09-19
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